Exhibit 2

AGREEMENT AND PLAN OF MERGER

of

Gulf Power Company
a Florida corporation

with and into

Florida Power & Light Company
a Florida corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan of Merger”) is entered into this 18th day of December, 2020 between Gulf Power Company, a Florida corporation (“Gulf Power”), and Florida Power & Light Company, a Florida corporation (“FPL”).

RECITALS

A.    The Plan of Merger was approved by the unanimous written consent of the Boards of Directors of each of Gulf Power and FPL and the sole shareholder of Gulf Power.

B.    The sole shareholder of Gulf Power deems it advisable and in the best interest of Gulf Power to merge Gulf Power with and into FPL.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
PLAN OF MERGER

1.Merger and Surviving Company. Subject to the terms and conditions of this Plan of Merger and in accordance with the Florida Business Corporation Act (the “Florida Act”), at the Effective Time (as defined below), Gulf Power shall be merged (the “Merger”) with and into FPL. FPL shall be the surviving company. FPL shall continue to be governed by the laws of the State of Florida (including, without limitation, the Florida Act).

2.Effective Time. The Merger shall become effective on January 1, 2021 at 12:01 a.m. (the “Effective Time”).

3. Corporate Bylaws. The Bylaws of FPL (“FPL’s Bylaws”) as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as FPL’s Bylaws with no changes thereto. FPL’s Bylaws may thereafter continue to be amended and/or restated as provided therein and by the Florida Act.

4.Corporate Governance after the Merger. At the Effective Time, the officers and directors of FPL will continue to serve as officers and directors of FPL, and no officers or directors of Gulf Power will become officers or directors of FPL.
5.Rights and Liabilities of Surviving Company. At the Effective Time, all of the properties, rights, privileges, powers and franchises of Gulf Power will vest in FPL, and all debts, liabilities and duties of Gulf Power will become the debts, liabilities and duties of FPL.

6.Consideration for Shares. All right, title and interest in the shares of Gulf Power (the “Gulf Power Shares”) that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without payment of any consideration and without any conversion and the holder of the Gulf Power Shares shall cease to have any rights with respect to the Gulf Power Shares. The shareholder of FPL will hold the same number of shares of FPL that were issued and outstanding immediately prior to the Effective Time, with identical designations, preferences, rights and limitations, immediately after the Effective Time.

7.    Representations and Warranties of Gulf Power. Gulf Power represents and warrants that it is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida, and that it has the requisite power and authority to enter into this Plan of Merger and the transactions contemplated by this Plan of Merger.

8.    Representations and Warranties of FPL. FPL represents and warrants that it is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida, and that it has the requisite power and authority to enter into this Plan of Merger and the transactions contemplated by this Plan of Merger.

9.    Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles.

10.    Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed as of the day and year first written above.

GULF POWER COMPANY, a Florida corporation

By: W. SCOTT SEELEY
W. Scott Seeley
Corporate Secretary

FLORIDA POWER & LIGHT COMPANY, a Florida
corporation

By: W. SCOTT SEELEY
W. Scott Seeley
Vice President, Compliance &
Corporate Secretary
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